Exhibit 99.1

AAR reports second quarter fiscal year 2023 results

•	Second quarter sales of $470 million, up 8% over the prior year

•	Second quarter GAAP diluted earnings per share from continuing operations of $0.64, compared to $0.58 in Q2 FY2022

•	Adjusted diluted earnings per share from continuing operations of $0.69, up 30% from $0.53 in Q2 FY2022

Wood Dale, Illinois, December 20, 2022 — AAR CORP. (NYSE: AIR), a leading provider of aviation services to commercial and government operators, MROs, and OEMs, today reported second quarter fiscal year 2023 consolidated sales of $469.8 million and income from continuing operations of $22.5 million, or $0.64 per diluted share. For the second quarter of the prior year, the Company reported sales of $436.6 million and income from continuing operations of $20.8 million, or $0.58 per diluted share. Our adjusted diluted earnings per share from continuing operations in the second quarter of fiscal year 2023 were $0.69, compared to $0.53 in the second quarter of the prior year.

Consolidated second quarter sales increased 8% over the prior year quarter. Our consolidated sales to commercial customers increased 21% over the prior year quarter, primarily due to further recovery in the commercial market. Our consolidated sales to government customers decreased 12% due to the completion of certain government programs, such as our Afghanistan contracts. Sales to commercial customers were 66% of consolidated sales, compared to 59% in the prior year quarter.

“During the quarter, we drove double-digit sales growth in our commercial business as demand for our new parts distribution activities and our maintenance, repair and overhaul services remained strong. We believe the demand for our aftermarket services will continue to increase due to a number of favorable trends such as strong leisure and business travel demand, removal of international travel restrictions, and OEM production challenges that are extending the existing fleet,” said John M. Holmes, President and Chief Executive Officer of AAR CORP.

Gross profit margins were 18.3% in the current quarter, compared to 18.0% in the prior year quarter. Adjusted gross profit margin increased from 16.7% to 18.8%, primarily due to the favorable impact from our actions to reduce costs and improve our operating efficiency.

Selling, general, and administrative expenses were $52.8 million in the quarter which included increased investments in digital initiatives. As a percentage of sales, selling, general, and administrative expenses were 11.2% for the quarter, compared to 10.8% last year.

Operating margins remained consistent at 6.9% in both the current and prior quarters, while adjusted operating margin increased from 6.1% in the prior quarter to 7.6% as a result of the actions we took to improve our operating efficiency as well as the recovery in commercial sales. Sequentially, our adjusted operating margin increased from 6.9% to 7.6%, driven by improved profitability in our commercial business.

Over the last few months, we announced several contract awards including:

•	Significant expansion of our long-term distribution agreement with Unison Industries which broadens our distribution of select Unison ignitor plugs, ignition leads, harnesses, and related spare parts

•	Multi-year, flight-hour component support contract with flydubai for their growing Boeing 737 MAX fleet

•	Airinmar services agreement with Cebu Pacific, a Philippines-based low-cost carrier, to provide a full suite of support services covering both aircraft warranty management and value engineering

•	Extension of our distribution relationship with Leach International Corp to supply electromechanical and solid-state switch gears to the electronics end-market

Net interest expense for the quarter was $2.0 million, compared to $0.4 million last year. Average diluted share count decreased from 35.6 million in the prior year quarter to 34.7 million in the current year quarter. We repurchased 0.7 million shares for $28.2 million in conjunction with the $150 million share repurchase program we announced last year and have $57.6 million remaining on the program.

Cash flow used in operating activities from continuing operations was $45.9 million during the current quarter, which included investments in used serviceable material and in new distribution agreements. Excluding our accounts receivable financing program, our cash flow used in operating activities from continuing operations was $47.1 million in the current quarter. As of November 30, 2022, our net debt was $149.0 million and our net leverage was 0.88x.

Holmes concluded, “We delivered another quarter of strong margin performance as we continue to demonstrate the benefits of the operating leverage we have created. We also secured several new long-term business wins and made investments to support growth, particularly in our new parts distribution and used serviceable material activities. We expect the positive commercial aftermarket trends and our government contract awards to drive continued sequential growth over the coming quarters.”

Conference call information

On Tuesday, December 20, 2022, at 3:45 p.m. Central time, AAR will hold a conference call to discuss the results. The conference call can be accessed by registering at https://register.vevent.com/register/BIc60fbf896514422db95dd39396120576. Once registered, participants will receive a dial-in number and a unique PIN that will allow them to access the call.

A replay of the conference call will be available for on-demand listening shortly after the completion of the call at https://edge.media-server.com/mmc/p/6aefc4s5 and will remain available for approximately seven days.

About AAR

AAR is a global aerospace and defense aftermarket solutions company with operations in over 20 countries. Headquartered in the Chicago area, AAR supports commercial and government customers through two operating segments: Aviation Services and Expeditionary Services. Additional information can be found at aarcorp.com.

Contact: Dylan Wolin – Vice President, Strategic & Corporate Development and Treasurer | +1-630-227-2017 | dylan.wolin@aarcorp.com

This press release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995, which reflect management’s expectations about future conditions, including but not limited to (i) our belief that we drove double-digit sales growth in our commercial business, (ii) our belief that demand for our aftermarket services will continue to increase, and (iii) our expectation that positive commercial aftermarket trends and government contract awards will drive continued sequential growth over the coming quarters.

Forward-looking statements often address our expected future operating and financial performance and financial condition, or sustainability targets, goals, commitments, and other business plans, and often may also be identified because they contain words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “likely,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would,” or similar expressions and the negatives of those terms.

These forward-looking statements are based on the beliefs of Company management, as well as assumptions and estimates based on information available to the Company as of the dates such assumptions and estimates are made, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated, depending on a variety of factors, including: (i) factors that adversely affect the commercial aviation industry; (ii) a reduction in the level of sales to the branches, agencies and departments of the U.S. government and their contractors (which were 34.1% of consolidated sales in fiscal year 2022); (iii) non-compliance with laws and regulations relating to the formation, administration and performance of our U.S. government contracts; (iv) cost overruns and losses on fixed-price contracts; (v) nonperformance by subcontractors or suppliers; (vi) changes in or non-compliance with laws and regulations that may affect certain of our aviation and government and defense related activities that are subject to licensing, certification and other regulatory requirements imposed by the FAA, the U.S. State Department and other regulatory agencies, both domestic and foreign; (vii) a reduction in outsourcing of maintenance activity by airlines; (viii) a shortage of the skilled personnel on whom we depend to operate our business, or work stoppages; (ix) competition from other companies, including original equipment manufacturers, some of which have greater financial resources than we do; (x) financial and operational risks arising as a result of operating internationally; (xi) inability to integrate acquisitions effectively and execute our operational and financial plan related to the acquisitions; (xii) inability to recover our costs due to fluctuations in market values for aviation products and equipment caused by various factors, including reductions in air travel, airline bankruptcies, consolidations and fleet reductions; (xiii) asset impairment charges we may be required to recognize to reflect the non-recoverability of our assets or lowered expectations regarding businesses we have acquired; (xiv) threats to our systems technology from equipment failures, cyber or other security threats or other disruptions; (xv) a need to make significant capital expenditures to keep pace with technological developments in our industry; (xvi) inability to fully execute our stock repurchase program and return capital to our stockholders; (xvii) restrictions on paying, or failure to maintain or pay dividends; (xviii) limitations on our ability to access the debt and equity capital markets or to draw down funds under loan agreements; (xix) non-compliance with restrictive and financial covenants contained in certain of our loan agreements; (xx) the continued impact of the COVID-19 pandemic on air travel, worldwide commercial activity and our and our customers’ ability to source parts and components; (xxi) exposure to product liability and property claims that may be in excess of our liability insurance coverage; and (xxii) the costs of compliance, and liability for non-compliance, with environmental regulations, including future requirements regarding climate change and environmental, social and governance matters. Should one or more of those risks or uncertainties materialize adversely, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described. Those events and uncertainties are difficult or impossible to predict accurately and many are beyond our control.

For a discussion of these and other risks and uncertainties, refer to our Annual Report on Form 10-K, Part I, “Item 1A, Risk Factors” and our Quarterly Reports on Form 10-Q. These events and uncertainties are difficult or impossible to predict accurately and many are beyond the Company’s control. The risks described in these reports are not the only risks we face, as additional risks and uncertainties are not currently known or foreseeable or impossible to predict accurately or risks that are beyond the Company’s control or deemed immaterial may materially adversely affect our business, financial condition or results of operations in future periods. We assume no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

AAR CORP. and subsidiaries

Condensed consolidated statements of income (In millions except per share data - unaudited)	Three months ended November 30,		Six months ended November 30,
	2022	2021	2022	2021
Sales	$469.8	$436.6	$916.1	$891.7
Cost and expenses:
Cost of sales	384.0	358.2	748.4	748.7
Provision for (Recovery of) credit losses	(0.1)	0.8	(0.1)	0.8
Selling, general and administrative	52.8	47.1	102.9	96.4
Loss from joint ventures	(0.7)	(0.4)	(1.3)	(0.6)
Operating income	32.4	30.1	63.6	45.2
Losses related to sale and exit of business	(0.1)	(1.3)	(0.1)	(1.3)
Interest expense, net	(2.0)	(0.4)	(3.0)	(1.1)
Other income, net	0.5	0.3	0.7	1.0
Income from continuing operations before income tax expense	30.8	28.7	61.2	43.8
Income tax expense	8.3	7.9	16.4	11.8
Income from continuing operations	22.5	20.8	44.8	32.0
Income from discontinued operations	––	––	0.4	0.3
Net income	$22.5	$20.8	$45.2	$32.3

Earnings per share – Basic:
Earnings from continuing operations	$0.65	$0.59	$1.28	$0.90
Income from discontinued operations	––	––	0.01	0.01
Earnings per share – Basic	$0.65	$0.59	$1.29	$0.91

Earnings per share – Diluted:
Earnings from continuing operations	$0.64	$0.58	$1.26	$0.89
Income from discontinued operations	––	––	0.01	0.01
Earnings per share – Diluted	$0.64	$0.58	$1.27	$0.90

Share data:
Weighted average shares outstanding – Basic	34.2	35.1	34.6	35.1
Weighted average shares outstanding – Diluted	34.7	35.6	35.0	35.6

AAR CORP. and subsidiaries

Condensed consolidated balance sheets (In millions)	November 30, 2022	May 31, 2022
	(unaudited)
ASSETS
Cash and cash equivalents	$49.0	$53.5
Restricted cash	2.2	5.4
Accounts receivable, net	225.3	214.0
Contract assets	82.5	73.6
Inventories, net	595.0	550.5
Rotable assets and equipment on or available for lease	52.3	53.6
Assets of discontinued operations	15.3	16.2
Other current assets	38.7	40.4
Total current assets	1,060.3	1,007.2
Property, plant, and equipment, net	113.9	109.6
Operating lease right-of-use assets, net	67.2	73.0
Goodwill and intangible assets, net	117.6	119.7
Rotable assets supporting long-term programs	170.7	166.6
Other non-current assets	117.2	97.8
Total assets	$1,646.9	$1,573.9

LIABILITIES AND EQUITY
Accounts payable and accrued liabilities	$308.4	$331.0
Liabilities of discontinued operations	15.3	17.2
Total current liabilities	323.7	348.2
Long-term debt	197.2	98.9
Operating lease liabilities	51.9	57.4
Other liabilities and deferred revenue	38.8	34.9
Total liabilities	611.6	539.4
Equity	1,035.3	1,034.5
Total liabilities and equity	$1,646.9	$1,573.9

AAR CORP. and subsidiaries

Condensed consolidated statements of cash flows (In millions – unaudited)	Three months ended November 30,		Six months ended November 30,
	2022	2021	2022	2021
Cash flows provided by (used in) operating activities:
Net income	$22.5	$20.8	$45.2	$32.3
Income from discontinued operations	––	––	(0.4)	(0.3)
Income from continuing operations	22.5	20.8	44.8	32.0
Adjustments to reconcile income from continuing operations to net cash provided by (used in) operating activities
Depreciation and intangible amortization	6.5	8.9	13.3	17.8
Amortization of stock-based compensation	2.8	1.6	6.9	4.7
Provision for (Recovery of) credit losses	(0.2)	0.8	(0.1)	0.8
Losses related to sale and exit of business	0.1	1.3	0.1	1.3
Impairment charges	––	0.6	––	2.9
Changes in certain assets and liabilities:
Accounts receivable	(4.3)	(11.7)	(12.0)	(26.2)
Contract assets	4.9	6.0	(9.3)	3.2
Inventories	(18.8)	(6.4)	(44.8)	8.0
Rotable assets supporting long-term programs	(5.0)	0.9	(8.1)	1.8
Accounts payable and accrued liabilities	(32.4)	(4.3)	(21.2)	(1.4)
Deferred revenue on long-term programs	1.7	2.7	8.2	0.7
Other	(23.7)	(5.3)	(16.7)	(12.2)
Net cash provided by (used in) operating activities – continuing operations	(45.9)	15.9	(38.9)	33.4
Net cash provided by (used in) operating activities – discontinued operations	(0.2)	0.4	(0.4)	(14.2)
Net cash provided by (used in) operating activities	(46.1)	16.3	(39.3)	19.2

Cash flows provided by (used in) investing activities:
Property, plant, and equipment expenditures	(6.1)	(3.8)	(12.8)	(6.0)
Other	(1.5)	6.0	(5.5)	3.3
Net cash provided by (used in) investing activities	(7.6)	2.2	(18.3)	(2.7)

Cash flows provided by (used in) financing activities:
Short-term borrowings (repayments) on Revolving Credit Facility, net	83.0	(24.7)	98.0	(29.7)
Purchase of treasury stock	(28.2)	––	(50.1)	––
Other	1.7	0.1	2.1	(0.4)
Net cash provided by (used in) financing activities	56.5	(24.6)	50.0	(30.1)
Effect of exchange rate changes on cash	––	(0.1)	(0.1)	(0.2)
Increase (Decrease) in cash and cash equivalents	2.8	(6.2)	(7.7)	(13.8)
Cash, cash equivalents, and restricted cash at beginning of period	48.4	52.6	58.9	60.2
Cash, cash equivalents, and restricted cash at end of period	$51.2	$46.4	$51.2	$46.4

AAR CORP. and subsidiaries

Sales by business segment (In millions - unaudited)	Three months ended November 30,		Six months ended November 30,
	2022	2021	2022	2021
Aviation Services	$445.7	$419.3	$869.7	$854.9
Expeditionary Services	24.1	17.3	46.4	36.8
	$469.8	$436.6	$916.1	$891.7

Gross profit by business segment (In millions- unaudited)	Three months ended November 30,		Six months ended November 30,
	2022	2021	2022	2021
Aviation Services	$82.3	$74.0	$160.3	$134.9
Expeditionary Services	3.5	4.4	7.4	8.1
	$85.8	$78.4	$167.7	$143.0

Adjusted income from continuing operations, adjusted diluted earnings per share from continuing operations, adjusted sales, adjusted cost of sales, adjusted gross profit margin, adjusted operating margin, adjusted cash provided by operating activities from continuing operations, adjusted EBITDA, and net debt are “non-GAAP financial measures” as defined in Regulation G of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We believe these non-GAAP financial measures are relevant and useful for investors as they illustrate our actual operating performance unaffected by the impact of certain items. When reviewed in conjunction with our GAAP results and the accompanying reconciliations, we believe these non-GAAP financial measures provide additional information that is useful to gain an understanding of the factors and trends affecting our business and provide a means by which to compare our operating performance against that of other companies in the industries we compete. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP. Adjusted EBITDA is income from continuing operations before interest income (expense), other income (expense), income taxes, depreciation and amortization, stock-based compensation, and items of an unusual nature including but not limited to business divestitures, workforce actions, subsidies and costs, impairment and exit charges, facility consolidation and repositioning costs, investigation and remediation compliance costs, purchase accounting and legal settlements, strategic project costs, equity investments gains and losses, and significant customer events such as early terminations, contract restructurings, forward loss provisions and bankruptcies.

Pursuant to the requirements of Regulation G of the Exchange Act, we are providing the following tables that reconcile the above mentioned non-GAAP financial measures to the most directly comparable GAAP financial measures:

Adjusted income from continuing operations (a) (In millions - unaudited)	Three months ended November 30,		Six months ended November 30,
	2022	2021	2022	2021
Income from continuing operations	$22.5	$20.8	$44.8	$32.0
Investigation and remediation compliance costs	0.8	0.6	1.4	0.7
Losses related to sale and exit of business	0.1	1.0	0.1	1.0
Contract termination/restructuring costs and loss provisions, net	1.7	(3.3)	1.5	1.7
Customer bankruptcy and credit charges (recoveries)	(0.2)	0.7	(0.2)	0.7
Gains on equity investments	(0.7)	––	(0.7)	––
Asset impairment and exit charges	––	0.5	––	2.2
Government COVID-related subsidies	––	(1.9)	(0.5)	(2.1)
Facility consolidation and repositioning costs	––	0.1	––	0.2
Severance charges	––	0.5	0.1	1.2
Recognition of foreign currency translation adjustments	––	0.2	––	0.2
Costs related to strategic projects	––	––	(0.2)	––
Adjusted income from continuing operations	$24.2	$19.2	$46.3	$37.8

(a)	All adjustments are presented net of applicable income taxes.

Adjusted diluted earnings per share from continuing operations (a) (In millions - unaudited)	Three months ended November 30,		Six months ended November 30,
	2022	2021	2022	2021
Diluted earnings per share from continuing operations	$0.64	$0.58	$1.26	$0.89
Investigation and remediation compliance costs	0.03	0.01	0.05	0.02
Losses related to sale and exit of business	––	0.03	––	0.03
Contract termination/restructuring costs and loss provisions, net	0.05	(0.09)	0.04	0.05
Customer bankruptcy and credit charges (recoveries)	(0.01)	0.02	(0.01)	0.02
Gains on equity investments	(0.02)	––	(0.02)	––
Asset impairment and exit charges	––	0.01	––	0.06
Government COVID-related subsidies	––	(0.05)	(0.02)	(0.06)
Facility consolidation and repositioning costs	––	0.01	––	0.01
Severance charges	––	0.01	––	0.03
Costs related to strategic projects	––	––	––	––
Adjusted diluted earnings per share from continuing operations	$0.69	$0.53	$1.30	$1.05

(a)	All adjustments are presented net of applicable income taxes.

Adjusted gross profit margin (In millions - unaudited)	Three Months Ended
	November 30, 2022	August 31, 2022	November 30, 2021
Sales	$469.8	$446.3	$436.6
Contract termination/restructuring costs, net	––	0.1	(2.5)
Adjusted sales	$469.8	$446.4	$434.1

Cost of sales	$384.0	$364.4	$358.2
Contract termination/restructuring costs and loss provisions, net	(2.3)	0.4	1.9
Government COVID-related subsidies, net	––	0.7	2.5
Facility consolidation and repositioning costs	––	––	(0.1)
Asset impairment and exit charges	––	––	(0.6)
Severance charges	––	––	(0.5)
Adjusted cost of sales	$381.7	$365.5	$361.4

Adjusted gross profit margin	18.8%	18.1%	16.7%

Adjusted operating margin (In millions - unaudited)	Three months ended
	November 30, 2022	August 31, 2022	November 30, 2021
Adjusted sales	$469.8	$446.4	$434.1

Operating income	$32.4	$31.2	$30.1
Investigation and remediation costs	1.1	0.8	0.8
Contract termination/restructuring costs and loss provisions, net	2.3	(0.3)	(4.4)
Customer bankruptcy and credit charges	(0.3)	––	1.0
Government COVID-related subsidies, net	––	(0.7)	(2.5)
Facility consolidation and repositioning costs	––	––	0.1
Asset impairment and exit charges	––	––	0.6
Severance charges	––	0.1	0.8
Costs related to strategic projects	––	(0.2)	––
Adjusted operating income	$35.5	$30.9	$26.5

Adjusted operating margin	7.6%	6.9%	6.1%

Adjusted cash provided by operating activities from continuing operations (In millions - unaudited)	Three months ended November 30,		Six months ended November 30,
	2022	2021	2022	2021
Cash provided by (used in) operating activities from continuing operations	$(45.9)	$15.9	$(38.9)	$33.4
Amounts outstanding on accounts receivable financing program:
Beginning of period	14.9	30.2	15.0	38.6
End of period	(16.1)	(20.2)	(16.1)	(20.2)
Adjusted cash provided by (used in) operating activities from continuing operations	$(47.1)	$25.9	$(40.0)	$51.8

Adjusted EBITDA (In millions - unaudited)	Three months ended November 30,		Six months ended November 30,		Year ended May 31,
	2022	2021	2022	2021	2022
Net income	$22.5	$20.8	$45.2	$32.3	$78.7
Income from discontinued operations	––	––	(0.4)	(0.3)	(0.2)
Income tax expense	8.3	7.9	16.4	11.8	26.6
Other income, net	(0.5)	(0.3)	(0.7)	(1.0)	(2.2)
Interest expense, net	2.0	0.4	3.0	1.1	2.3
Depreciation and intangible amortization	6.5	8.9	13.3	17.8	33.1
Investigation and remediation compliance costs	1.1	0.8	1.9	1.0	3.7
Losses related to sale and exit of business	0.1	1.3	0.1	1.3	1.7
Asset impairment and exit charges	––	0.6	––	2.9	3.5
Contract termination/restructuring costs and loss provisions, net	2.3	(4.4)	2.0	2.3	0.9
Customer bankruptcy and credit charges	(0.3)	1.0	(0.3)	1.0	1.0
Government COVID-related subsidies, net	––	(2.5)	(0.7)	(2.8)	(4.9)
Facility consolidation and repositioning costs	––	0.1	––	0.2	0.2
Severance charges	––	0.8	0.1	1.7	2.0
Costs related to strategic projects	––	––	(0.2)	––	1.8
Stock-based compensation	2.8	1.6	6.9	4.7	8.2
Adjusted EBITDA	$44.8	$37.0	$86.6	$74.0	$156.4

Net debt (In millions- unaudited)	November 30, 2022	November 30, 2021
Total debt	$198.0	$104.5
Less: Cash and cash equivalents	(49.0)	(42.7)
Net debt	$149.0	$61.8

Net debt to adjusted EBITDA (In millions - unaudited)
Adjusted EBITDA for the year ended May 31, 2022	$156.4
Less: Adjusted EBITDA for the six months ended November 30, 2021	(74.0)
Plus: Adjusted EBITDA for the six months ended November 30, 2022	86.6
Adjusted EBITDA for the twelve months ended November 30, 2022	$169.0
Net debt at November 30, 2022	$149.0
Net debt to Adjusted EBITDA	0.88